As filed with the Securities and Exchange Commission
                            on June 29, 1995

                                            Registration No. 33-

======================================================================
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                        _______________________

                               FORM S-3
                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933
                        _______________________

                     SEEQ TECHNOLOGY INCORPORATED
        (Exact name of registrant as specified in its charter)


     Delaware                                        94-2711298
(State of Incorporation)                          (I.R.S. Employer
                                                  Identification No.)

                         47200 Bayside Parkway
                      Fremont, California  94538
                            (510) 226-7400
     (Address and telephone number of principal executive offices)

                          PHILLIP J. SALSBURY
                   President and Chief Executive Officer
                      SEEQ Technology Incorporated
                          47200 Bayside Parkway
                        Fremont, California  94538
                            (510) 226-7400
          (Name, address and telephone number of agent for service)


                                Copies to:
                             SCOTT D. LESTER, ESQ.
                          Brobeck, Phleger & Harrison
                                One Market
                             Spear Street Tower
                        San Francisco, California 94105
                                (415) 442-0900


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration
Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /








                   CALCULATION OF REGISTRATION FEE


                                                      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF            AMOUNT TO BE        OFFERING PRICE PER       PROPOSED MAXIMUM                 AMOUNT OF
SECURITIES TO BE REGISTERED       REGISTERED          SECURITY<F1>             AGGREGATE OFFERING PRICE<F1>     REGISTRATION FEE


Common Stock                      830,385             $3.66                    $3,039,209.10                    $1,048.00


<F1>    Estimated solely for the purpose of calculating the
registration fee, based on the average of the high and low prices for the common stock as reported on the Nasdaq National Market on June 27, 1995, in accordance with Rule 457(c) of the Securities Act of 1933.

                        _______________________

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a),
MAY DETERMINE.
====================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.
A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                            830,385 SHARES

                    SEEQ TECHNOLOGY INCORPORATED

                             COMMON STOCK
                      (PAR VALUE $.01 PER SHARE)
                           _________________

         This Prospectus relates to the public offering of 830,385 shares (the ``Shares'') of Common Stock of SEEQ Technology Incorporated (``SEEQ'' or the ``Company''). The Shares may be offered by the Silicon Valley Bank, the holder of two warrants to purchase an aggregate of 250,000 shares of Common Stock of the Company; Rodman & Renshaw, Inc., the holder of a warrant to purchase 36,115 shares of Common Stock of the Company; Steven A. Rothstein, the holder of a warrant to purchase 18,058 shares of the Common Stock of the Company; Louis Lichtenfeld, the holder of a warrant to purchase 18,058 shares of Common Stock of the Company; Gruntal & Co., Incorporated, the holder of a warrant to purchase 48,154 shares of Common Stock of the Company; Roger L. Batty, the holder of a warrant to purchase 92,000 shares of Common Stock of the Company; Jay Hayes, the holder of 92,000 shares of the Common Stock of the Company; and Brian G. Swift, the holder of 276,000 shares of Common Stock of the Company (collectively, the ``Selling Stockholders''). The Shares may be offered from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling
Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). To the extent required, information regarding the specific Shares to be offered and sold, the name of the Selling Stockholders, the public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to any particular offer is set forth herein or will be set forth in an accompanying Prospectus Supplement. See ``Selling Stockholders'' and ``Sale of the Shares.''

                  None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company; however, the Company will receive the exercise price of the warrants.
                    ______________________________

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                SEE ``RISK FACTORS'' BEGINNING ON PAGE 7.
                    _______________________________

         The Company's Common Stock is traded on the Nasdaq National Market under the symbol ``SEEQ''. The last sale price of the
Company's Common Stock as reported on the Nasdaq National Market on June 27, 1995 was $3.88 per share.
                     _______________________________

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be ``underwriters'' within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the ``Securities Act''), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See ``Sale of the Shares'' herein for a description of certain indemnification arrangements.
                     _______________________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
             COMMISSION OR ANY STATE SECURITIES COMMISSION
                PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS.  ANY REPRESENTATION
                        TO THE CONTRARY IS A
                           CRIMINAL OFFENSE.
                     _______________________________

            THE DATE OF THIS PROSPECTUS IS ____________, 1995

               NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.



                      AVAILABLE INFORMATION

               SEEQ Technology Incorporated (``SEEQ'' or the ``Company'') is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the ``Exchange Act''), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the ``Commission''). Such reports, proxy and information statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven
World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

               The Company has filed with the Commission a registration statement (herein, together with all amendments and exhibits, referred to as the ``Registration Statement'') under the Securities Act of 1933, as amended (the ``Securities Act''), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Prospectus concerning the provisions of any documents referred to are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed pursuant to Section 13 of the Exchange Act;
(2) the Company's Quarterly Report on Form 10-Q, as amended, for the fiscal quarter ended December 31, 1994, filed pursuant to Section 13 of the Exchange Act; (3) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995, filed pursuant to
Section 13 of the Exchange Act; (4) the Company's Proxy Statement dated February 15, 1995 for the 1995 Annual Meeting of Stockholders of the Company, filed pursuant to Section 14 of the Exchange Act;
(5) the description of the Company's Common Stock contained in its Registration Statement on Form 8-B filed with the Commission on June 2, 1987; (6) the description of the Company's common stock contained in its Registration Statement on Form 8-A filed on May 2, 1995; and
(7) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act.

               All documents subsequently filed by the Company with the Commission pursuant to Sections 12, 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effective date of the Registration Statement, but prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus. Each document incorporated into this Prospectus by reference shall be deemed to be a part of this Prospectus from the date of the filing of such document with the Commission. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is also incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits to such documents that are not specifically incorporated by reference herein). Requests should be directed to SEEQ Technology Incorporated, 47200 Bayside Parkway, Fremont, California 94538,
Attention: Secretary, telephone (510) 226-7400.

                            THE COMPANY


               SEEQ Technology Incorporated (herein ``SEEQ'' or the ``Company'') is a leading supplier of Ethernet data communications products for networking applications. The Company was founded in 1981 to develop, manufacture and market products incorporating metal-oxide-silicon (``MOS'') reprogrammable, nonvolatile memory integrated circuit technology. In 1983, the Company successfully developed the industry's first integrated Ethernet data communications controller in cooperation with 3COM Corporation. The Company combines its strengths in digital circuit and analog design with its communications systems expertise to produce mixed-signal data communication solutions that provide increased functionality and greater reliability and that result in lower total system cost. In February 1994, the Company sold its nonvolatile memory technology and related assets to focus on the data communications market.

               SEEQ has applied its advanced proprietary complementary metal-oxide-silicon (``CMOS'') process technology to build media signaling integrated circuits for data communication applications. SEEQ's product development and marketing strategy is to target its products for sale to rapidly growing systems manufacturers in the high growth personal computer, workstation, printer, networking and telecommunication markets. SEEQ intends to target new and existing systems manufacturers who are performance and volume leaders in these markets. SEEQ's complete product line includes Ethernet data communication controllers, AutoDUPLEX TM Ethernet chip sets for automatic full duplex switched Ethernet applications, encoders/ decoders, coaxial cable CMOS transceivers and unshielded twisted pair cable CMOS transceivers, and networking modules. The Company also designs media signaling integrated circuits for the emerging high speed local area network (``LAN'') markets, including Fast Ethernet and Asynchronous Transfer Mode (``ATM'').

               The Company's more than 125 customers worldwide include such personal computer, workstation and data communication industry leaders as Apple Computer, Cisco Systems, Hewlett Packard, 3COM, Cabletron, Compaq, and Silicon Graphics. SEEQ's Ethernet data communications products are sold in market applications of Ethernet adapter cards, workstations, MEDIA ATTACHMENT UNITS, print servers, file servers, multiport repeaters, standard hubs, switching hubs, bridges and routers.

               The Company was originally incorporated in California in 1981 and was reincorporated in Delaware in February 1987. Its principal executive offices are located at 47200 Bayside Parkway, Fremont, California 94538, and its telephone number is (510) 226-7400.

                          RECENT DEVELOPMENTS


      Pursuant to the Asset Purchase Agreement dated February 7, 1994 (the ``Asset Purchase Agreement''), by and between SEEQ and Atmel Corporation (``Atmel''), Atmel purchased the assets of SEEQ related to its electrically erasable programmable read only memory (``EEPROM'') products (the ``EEPROM Asset Sale''). Under the terms of the Asset Purchase Agreement, Atmel acquired all of SEEQ's rights in assets related to SEEQ's EEPROM products, including intellectual property, equipment, inventory and a portion of the accounts receivable. The purchase price for such assets consisted of 135,593 shares of Atmel's common stock and $481,632 in cash. In addition, Atmel assumed certain liabilities under equipment leases for equipment used in producing EEPROM products.

      During the third quarter of fiscal 1994, SEEQ sold the 135,593 shares of Atmel common stock it received in the EEPROM Asset Sale for total proceeds of $6,693,000, reflecting a gain on the sale of $1,693,000. A significant portion of the proceeds from the stock sale was deposited in two escrow accounts subject to claims of indemnity by Atmel under the Asset Purchase Agreement. One escrow account, which contained $600,000 (recorded as other current assets at September 30, 1994), was subject to claims by Atmel with respect to the equipment, inventory and accounts receivable sold to Atmel in the EEPROM Asset Sale. Atmel asserted a claim for the full amount deposited in this escrow account. On January 30, 1995 the Company entered into an agreement with Atmel to settle Atmel's claim. Under this agreement, out of the $600,000 in the escrow account, $250,000 has been distributed to Atmel and the remaining $350,000 has been distributed to SEEQ. All interest earned on the funds in such escrow account has been distributed proportionately between SEEQ and Atmel. The second escrow account, which originally contained $4,329,000 (recorded as other assets), is subject to any future claims that may be made by Atmel with respect to the EEPROM technology sold to Atmel in the EEPROM Asset Sale. During the first quarter of fiscal 1995, $300,000 was distributed to SEEQ from the second escrow account, leaving approximately $4,200,000 (including interest earned thereon) on deposit therein. Atmel has notified SEEQ that, based on certain claims asserted by Hualon Microelectronics Corporation (``Hualon''), one of SEEQ's former foundries and joint development partners, that SEEQ previously granted Hualon certain license rights to the EEPROM technology, Atmel believes it may be entitled to assert a claim against this escrow account, although Atmel has not done so to date. The funds in this escrow account will remain in escrow until February 1999, or until a determination is made that SEEQ is entitled to such funds under any release condition in the escrow agreement, or if Atmel makes a claim prior to February 1999 under such escrow, then until such claim is resolved by a court.

      In connection the EEPROM Asset Sale, Atmel acquired 3,614,701 shares of SEEQ's Common Stock pursuant to the Stock Purchase Agreement dated February 7, 1994, representing approximately 14% of SEEQ's outstanding shares of Common Stock as of such date. Such shares were purchased at a price of $1.25 per share, for a total purchase price of $4,518,376. The Company filed a registration statement for these shares that became effective with the Securities and Exchange Commission on March 24, 1995.

               On March 30, 1994 the Company filed a lawsuit in the United States District Court for the Northern District of California against Hualon (``Hualon''), one of the Company's former foundries and joint development partners. In the lawsuit, the Company originally sought injunctive relief from the court to prevent Hualon from using certain of the nonvolatile memory technology sold by the Company to Atmel pursuant to the Asset Purchase Agreement, to which Hualon has asserted certain license rights under an alleged license agreement.
In response to the Company's claims, Hualon asserted affirmative defenses and counterclaims seeking a declaration by the court that the alleged license agreement is valid and seeking specific performance of the alleged license agreement and other agreements previously entered into by the two parties. Hualon filed a motion for summary judgment and the Company's initial claim was subsequently dismissed by the court. Hualon has subsequently amended its counter claims to include additional claims in the proceeding, including claims for damages for breach of, and for money owed pursuant to, other agreements between the Company and Hualon. The Company has subsequently amended its original complaint to include a number of additional claims against Hualon, including claims for damages for breach of, and for money owed pursuant to, such other agreements. Under the terms of one of the escrow agreements entered into with Atmel in connection with the EEPROM Asset Sale, under which approximately $4,200,000 (including interest earned thereon) is currently on deposit in escrow, the Company will be entitled to receive such funds if it is determined that the alleged license agreement is invalid, or, if no such determination is made, to the extent that any claims made by Atmel that Atmel has suffered damages as a result of the alleged license agreement are unsuccessful, if Atmel fails to make a claim to such funds by February 1999, or as otherwise agreed by the Company and Atmel. The Company intends to vigorously prosecute its claims in this lawsuit and to defend claims made by Hualon. The Company believes that its claims and defenses in this lawsuit are meritorious. However, there can be no assurance as to the possible outcome of this proceeding. In the event that the Company is not successful in invalidating the alleged license agreement, Atmel may assert a claim against the Company under the Asset Purchase Agreement, including a claim for damages, if suffered by Atmel as a result of Hualon's use of any of such technology, and, in the event any such claim by Atmel is determined to be valid, Atmel may recover any such damages from the escrow described above. The Company believes that, in the event of any claim by Atmel, the amount of damages that may be payable by the Company upon a resolution thereof will not have a material adverse effect on the Company's cash flow, financial position or results of operations. However, there can be no assurance as to such matters.

                          RISK FACTORS


               In addition to the other information contained or incorporated by reference in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered hereby.

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE FINANCIAL RESULTS

               The Company has incurred substantial operating losses during each of the last five fiscal years. As of March 31, 1995, the Company had an accumulated deficit of approximately $113,000,000.
The Company's revenues have also decreased substantially over the last five fiscal years. In addition, as a result of the EEPROM Asset Sale on February 7, 1994, the Company expects that its revenues will be substantially lower in future fiscal periods as compared to comparable periods in fiscal years prior to fiscal 1994. There can be no assurance that the Company will be able to achieve and maintain profitability or revenue growth in the future. The Company's ability to achieve and maintain profitability will depend, among other things, on its ability to successfully manufacture and sell its products, to develop new products and to control its costs and expenses. Failure by the Company to achieve revenue growth or profitability would impair the Company's ability to sustain its operations.

LIQUIDITY; FUTURE CAPITAL REQUIREMENTS

               At March 31, 1995, the Company's unused sources of liquidity consisted of approximately $1,204,000 in cash and cash equivalents. As a result of the sale of assets and stock by the Company to Atmel on February 7, 1994, the Company received cash proceeds of approximately $5,000,000 and 135,593 shares of Atmel Common Stock. As described under ``Recent Developments,'' approximately $4,200,000 (including interest earned thereon) of remaining proceeds on the sale of the shares of Atmel Common Stock received by the Company in the EEPROM Asset Sale were placed in escrow pending any claims of indemnity by Atmel with respect to the nonvolatile memory technology. This $4,200,000 (including interest earned thereon) has been classified by the Company as long-term assets on the Company's balance sheet as of March 31, 1995. In addition, the Company filed a lawsuit against Hualon concerning claims by Hualon to certain license rights to the nonvolatile memory technology acquired by Hualon from the Company, which could potentially lead to a claim by Atmel against the funds held in such escrow. See ``Recent Developments.'' In November 1993, the Company entered into a two-year line of credit agreement with the CIT Group Incorporated ("CIT") which provides for borrowings of up to 80% of eligible accounts receivable not to exceed $5,000,000. Interest on borrowings is charged at CIT's prime lending rate plus 2-1/4% and is payable monthly. This credit facility is secured by all of the Company's assets. There can be no assurance that the Company will have adequate resources to satisfy its operating and working capital requirements. In addition, it may become necessary for the Company to raise additional funds from debt and/or equity financing. There can be no assurance that such funds will be available on terms acceptable to the Company, if at all.

FACTORS AFFECTING OPERATING RESULTS

               The Company believes that its future annual and quarterly operating results will be subject to quarterly variations based upon a wide variety of factors that could have a material adverse effect on the Company's revenues and profitability, many of which are outside the control of the Company. These factors include fluctuations in manufacturing yields, the timing of introduction of new products by the Company and its competitors, changes in the markets addressed by the Company's products, market acceptance of the Company's and its customers' products, the volume and timing of orders received, changes in the Company's product mix and customer base, the timing and extent of research and development expenditures, the availability and cost of semiconductor wafers from outside foundries, product obsolescence, price erosion, competitive factors, cyclical semiconductor industry conditions and general economic conditions. The Company's net revenue and cost of sales vary depending upon the mix of products sold. Any unfavorable changes in manufacturing yields or product mix, delays in new product introductions, underutilization of manufacturing capacity, increased price competition or other factors could have a material adverse effect on the Company's operating results and financial condition.
Historically, average selling prices in the semiconductor industry have decreased over the life of any particular product. There can be no assurance that the average selling prices of the Company's current or future products will not be subject to significant pricing pressures in the future. In addition, the Company's business is characterized by short-term orders and shipment schedules, and customer orders typically can be canceled or rescheduled without significant penalty to the customer. Due to the absence of substantial noncancellable backlog, the Company typically plans its production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. In addition, the Company is limited in its ability to reduce costs quickly in response to any revenue shortfalls, which could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE

               The average selling prices of the Company's products historically have decreased over the products' lives and are expected to continue to do so. To offset average selling price decreases typically experienced over the life of any particular product, the Company relies primarily on obtaining cost reductions in the manufacture of those products and on introducing new, higher priced products which incorporate advanced features or address new or emerging markets. To the extent that such cost reductions and new product introductions do not occur in a timely manner, the Company's operating results will be adversely affected. As a result, the Company's operating results will depend to a substantial extent on its ability to continue to successfully introduce new products on a timely basis that compete effectively on the basis of price and performance and that address customer requirements. The success of new product introductions is dependent upon several factors, including proper new product definition, timely completion and introduction of new product designs, availability of production capacity, achievement of acceptable manufacturing yields and market acceptance of such new products. The development cycle for new products is generally one to two years, depending upon the complexity of the product. In addition, because of the complexity of its products, the Company has experienced delays from time to time in completing the development and introduction of new products. Accordingly, new product development requires a long-term forecast of market trends and customers' needs and may be adversely affected by competing technologies serving markets addressed by the Company's products. Although the Company has successfully developed new products in the past, there can be no assurance that it will continue to be able to do so in the future. In this regard, as a result of the Company's financial results in the past several years and other factors, the Company has been unable to introduce new products as fast as existing products become obsolete or as such product sales decline, as reflected by the reductions in sales over such period. There can be no assurance this will not occur in future periods. The markets for the original equipment manufacturers who purchase the Company's products are characterized by rapidly changing technology, evolving industry standards and improvements in products and services. If technologies or standards supported by the Company's products become obsolete or fail to gain widespread commercial acceptance, the Company's business may be materially adversely affected. As a result, the Company believes that continued significant expenditures for research and development will be required in the future. If the Company were unable to design, develop and introduce competitive products on a timely basis, its future operating results would be materially adversely affected.

               New products are generally incorporated into a customer's products or systems at the design stage. However, design wins, which can often require significant expenditures by the Company, may precede the generation of volume sales, if any, by a year or more. Moreover, the value of any design win will depend in large part on the ultimate success of the customer's product and on the extent to which the system's design accommodates components manufactured by the Company's competitors. No assurance can be given that the Company will achieve design wins or that any design win will result in significant future revenue.

CUSTOMER CONCENTRATION

               During certain periods, a relatively small number of the Company's customers have accounted for a significant portion of the Company's revenues. Sales to Apple Computer, Hewlett-Packard and Cisco Systems accounted for approximately 30%, 12% and 10%, respectively, of the Company's revenues for the three months ended March 31, 1995 and approximately 31%, 10% and 10%, respectively, for the six months ended March 31, 1995. Sales to Apple Computer, Hewlett-Packard and Cisco Systems accounted for approximately 22%, 10% and 16%, respectively, of the Company's revenues for the three months ended March 31, 1994 and approximately 9%, 8% and 13%, respectively, for the six months ended March 31, 1994. The reduction, delay or cancellation of orders from one or more of the Company's significant customers for any reason, including a reduction in the demand for data communications products that include the Company's products, could have a material adverse effect on the Company's results of operations and financial condition. The Company's sales to its customers, including Apple Computer, are made under purchase orders and not pursuant to any long-term agreements. In addition, the Company's products are often sole-sourced to its customers, and the Company's operating results and financial condition could be materially and adversely affected if one or more of the Company's major customers were to develop other sources of supply. Furthermore, in view of the short product life cycles, in the market for data communications products, the Company's operating results would be materially and adversely affected if one or more of the Company's significant customers were to purchase integrated circuits manufactured by one of the Company's competitors for inclusion in new generations of products developed by its customers. The Company is also dependent upon sales representatives and distributors for the sales of its products to systems manufacturers. There can be no assurance that the Company's current customers will continue to place orders with the Company, that orders by existing customers will continue at the levels of previous periods, or that the Company will be able to obtain orders from new customers. The loss of one or more of the Company's current customers could have a material adverse effect on the Company's business, operating results and financial condition. In this regard, the Company was notified in fiscal 1995 by Apple Computer that the Company will receive no additional orders for the Company's proprietary transceiver products following the second quarter of fiscal 1995 as Apple Computer begins manufacturing its internally developed product. As a result, the Company believes that revenues for the third quarter of fiscal 1995 will be less than those reported in the second quarter of fiscal 1995. The Company is actively marketing its LAN integrated circuits to Apple Computer for the transceiver products and other data communication applications. Although the Company believes that, over the next few fiscal quarters, it will be able to replace such sales with sales of LAN integrated circuits to Apple Computer, additional sales of the Company's existing product line to other customers, and sales of new products, there can be no assurance that the Company will be successful in doing so.

DEPENDENCE UPON INDEPENDENT MANUFACTURERS AND ASSEMBLY SUPPLIERS

               All of the Company's products are currently manufactured to the Company's specifications by independent subcontractors, and the Company maintains no wafer manufacturing or assembly operations of its own. The Company currently utilizes semiconductor wafer manufacturing subcontractors located in South Korea, Japan and the United States. The Company also contracts with independent assembly suppliers located in Asia for the assembly of all of its products, and relies principally on one assembly contractor located in South Korea. As a result, all of the Company's products are manufactured by independent foundries and assembled by foreign assembly contractors. Consequently, the Company currently relies exclusively on the manufacturing, assembly and other resources of these independent manufacturers and assembly suppliers. Currently, certain of these independent manufacturers serve as the sole source for several of the Company's products. The Company's reliance on subcontractors to manufacture and assemble its products involves significant risks, including reduced control over delivery schedules, the potential lack of adequate capacity, reduced control over fluctuations in manufacturing yields, discontinuation or phase-out of such subcontractors' production processes, and potential misappropriation of proprietary intellectual property. To date, the process of transferring the Company's manufacturing operations to these independent manufacturers has been acceptable; however, there can be no assurance that problems will not occur in the future, or that such manufacturers will be able to produce wafers at acceptable yields and to deliver wafers to the Company in a timely manner. There can be no assurance that the Company will not experience problems in timeliness, yields and quality of wafer deliveries from its wafer manufacturing subcontractors, each of which could have a material adverse effect on the Company's operations and operating results. In addition, although the Company has entered into manufacturing agreements with each of these independent manufacturers, there can be no assurance that such manufacturers will continue to manufacture products for the Company.

               The Company does not have long-term, non-cancelable contracts with its wafer suppliers. Therefore, the Company's wafer suppliers could choose to prioritize capacity for other uses or reduce or eliminate deliveries to the Company on short notice. Accordingly, there can be no assurance that the Company's foundries will allocate sufficient wafer manufacturing capacity to the Company to satisfy the Company's product requirements. In addition, the Company has been, and expects to continue to be in the future, particularly dependent on one or more foundries for its wafer manufacturing requirements.
Any sudden demand for an increased amount of wafers or sudden reduction or elimination of any existing source or sources of wafers could result in a material delay in the shipment of the Company's products. There can be no assurance that material disruptions in supply, which have occurred periodically in the past, will not occur in the future. Any such disruption could have a material adverse effect on the Company's operating results and financial condition.
In the event the Company were unable to qualify alternative manufacturing sources for existing or new products in a timely manner or such sources were unable to produce wafers with acceptable manufacturing yields, the Company's business, operating results and financial condition would be materially and adversely affected.

DEPENDENCE ON FOUNDRY MANUFACTURING

               The manufacture of semiconductor wafers for the Company's products is a highly complex process that requires a high degree of technical skill, state-of-the-art equipment and effective cooperation between the wafer foundry and the Company's engineering staff to produce acceptable yields. Worldwide manufacturing capacity for these products is limited. Therefore, significant interruptions in supply from any of the Company's independent foundries could adversely affect the Company and its results of operations. Other unanticipated changes in the Company's wafer supply or assembly arrangements could reduce product availability, increase cost, impair quality and reliability or decrease yield. Many of the factors that could result in such changes are beyond the Company's control. To a considerable extent, the Company's ability to succeed in the future will depend on its ability to maintain access to advanced wafer fabrication technologies. Since the Company does not own or operate its own wafer fabrication or process development facility, the Company depends upon independent companies to provide access to such technologies. In light of this dependency, and the intensely competitive nature of the semiconductor industry, there is no assurance that either technology advantages or timely product introduction can be maintained in the future. In connection with its arrangements with foreign independent wafer suppliers, it is necessary for the Company to provide such suppliers with proprietary information regarding its process and product technologies. Although the Company has entered into confidentiality and nondisclosure agreements with its foreign suppliers, there can be no assurance that the Company will be able to protect its rights under its patents, copyrights, maskwork rights or such confidentiality and nondisclosure agreements in foreign countries.

MANUFACTURING; VARIATION IN PRODUCTION YIELDS

               The manufacture of semiconductor products is highly complex, involving many precise and critical steps, and is sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used and the performance of sophisticated electronic equipment. Technical problems which may arise in the manufacturing process at the manufacturing facilities of any of the Company's independent foundries can adversely affect manufacturing yields and the overall profitability of the Company. Such technical problems may occur or new problems may arise as the Company begins using new manufacturing processes in connection with the introduction of new products. While the Company is attempting to minimize the impact of such factors and potential problems by developing several sources of wafer supply, certain of the foundries utilized by the Company have experienced lower than anticipated yields. No assurance can be given that the Company or its suppliers will not experience yield problems in the future, which could have a material adverse effect on the Company's results of operations.

RISKS ASSOCIATED WITH FOREIGN SUPPLIERS

               A substantial number of the Company's products are manufactured, and all of the Company's products are assembled, by independent foundries and assembly suppliers located in foreign countries, including Japan and South Korea. The Company is, therefore, subject to certain risks generally associated with contracting with foreign suppliers, including currency exchange fluctuations, political instability, trade restrictions and changes in tariff and freight rates.

THE SEMICONDUCTOR INDUSTRY

               The semiconductor industry is subject to rapid technological change, price erosion, occasional shortages of materials, variations in manufacturing efficiencies, significant expenditures for capital equipment and product development, and cyclical market patterns. In recent years, the industry has experienced intermittent significant economic downturns characterized by diminished product demand, accelerated erosion of selling prices and production overcapacity. Similar fluctuations may occur in the future, and there can be no assurance that the Company will not be materially and adversely affected in the future by such fluctuations or by cyclical conditions in the semiconductor industry or slower growth in any of the markets for the Company's products.

DEPENDENCE ON DATA COMMUNICATION MARKET

               The Company anticipates that substantially all of the Company's future revenues will be attributable to sales of data communication products. The market for data communications products is characterized by intense competition, relatively short product life cycles and rapid technological change. In addition, the market for data communications products has undergone a period of extremely rapid growth and has experienced consolidation among the competitors in the marketplace. The Company expects that substantially all of its revenues for the foreseeable future will continue to consist of sales of data communications products. The Company's results of operations and financial condition would be materially adversely affected in the event of any future slowdown or adverse events in the market for data communications products.

PRIOR RELIANCE UPON MILITARY SALES

               Historically, a substantial proportion of the Company's revenues and net income were attributable to products sold by the Company for use in military applications. During fiscal 1991, 1992, 1993 and 1994, approximately 30%, 16%, 23% and 7%, respectively, of the Company's revenues were attributable to products sold for use in military applications. On average, these products contributed higher profit margins than the Company's other products. Commencing in fiscal 1992 and accelerating in fiscal 1993 and fiscal 1994, the Company experienced a significant reduction in the demand for products sold for use in military applications as compared with prior periods. This reduction in such products had a material adverse effect on the Company's results of operations and financial condition. As a result of the Company's sale of assets related to its nonvolatile memory products as part of the EEPROM Asset Sale in February 1994, the Company anticipates that it will have no military sales for the foreseeable future.

LITIGATION

               On March 30, 1994 the Company filed a lawsuit in the United States District Court for the Northern District of California against Hualon (``Hualon''), one of the Company's former foundries and joint development partners. In the lawsuit, the Company originally sought injunctive relief from the court to prevent Hualon from using certain of the nonvolatile memory technology sold by the Company to Atmel pursuant to the Asset Purchase Agreement, to which Hualon has asserted certain license rights under an alleged license agreement. In response to the Company's claims, Hualon asserted affirmative defenses and counterclaims seeking a declaration by the court that the alleged license agreement is valid and seeking specific performance of the alleged license agreement and other agreements previously entered into by the two parties. Hualon filed a motion for summary judgment and the Company's initial claim was subsequently dismissed by the court.
Hualon has subsequently amended its counter claims to include additional claims in the proceeding, including claims for damages for breach of, and for money owed pursuant to, other agreements between the Company and Hualon. The Company has subsequently amended its original complaint to include a number of additional claims against Hualon, including claims for damages for breach of, and for money owed pursuant to, such other agreements. Under the terms of one of the escrow agreements entered into with Atmel in connection with the EEPROM Asset Sale, under which approximately $4,200,000 (including interest earned thereon) is currently on deposit in escrow, the Company will be entitled to receive such funds if it is determined that the alleged license agreement is invalid, or, if no such determination is made, to the extent that any claims made by Atmel that Atmel has suffered damages as a result of the alleged license agreement are unsuccessful, if Atmel fails to make a claim to such funds by February 1999, or as otherwise agreed by the Company and Atmel.
The Company intends to vigorously prosecute its claims in this lawsuit and to defend claims made by Hualon. The Company believes that its claims and defenses in this lawsuit are meritorious.
However, there can be no assurance as to the possible outcome of this proceeding. In the event that the Company is not successful in invalidating the alleged license agreement, Atmel may assert a claim against the Company under the Asset Purchase Agreement, including a claim for damages, if suffered by Atmel as a result of Hualon's use of any of such technology, and, in the event any such claim by Atmel is determined to be valid, Atmel may recover any such damages from the escrow described above. The Company believes that, in the event of any claim by Atmel, the amount of damages that may be payable by the Company upon a resolution thereof will not have a material adverse effect on the Company's cash flow, financial position or results of operations. However, there can be no assurance as to such matters.

COMPETITION
               The semiconductor industry is intensely competitive and is characterized by price erosion, rapid technological change, short product life cycles, cyclical market patterns and heightened domestic and international competition in many markets. The Company competes with major domestic and international semiconductor companies, most of which have substantially greater financial, technical, manufacturing and marketing resources than the Company, as well as other substantial resources with which to more effectively pursue engineering, manufacturing, marketing and distribution of their products. In addition, many of the Company's competitors maintain their own wafer fabrication and manufacturing facilities, which the Company considers to be a competitive advantage. Accordingly, the Company believes that it is at a substantial competitive disadvantage in comparison to larger companies with wafer fabrication and manufacturing facilities, broader product lines, greater technical, financial and other resources and a higher level of customer service and support. New entrants may also increase their participation in the semiconductor market. The ability of the Company to compete successfully in the rapidly evolving area of high performance integrated circuit technology depends on factors both within and outside of its control, including success in designing and subcontracting the manufacture of new products that implement new technologies, adequate sources of raw materials, protection of Company products by effective utilization of intellectual property laws, product quality, reliability, price, efficiency of production, the pace at which customers incorporate the Company's integrated circuits into their products, success of competitors' products and general economic conditions. Because the Company does not currently manufacture its own semiconductor wafers, the Company is vulnerable to process technology advances utilized by competitors to manufacture higher performance or lower cost products. There is no assurance that the Company will be able to compete successfully in the future.

PATENTS, LICENSES AND INTELLECTUAL PROPERTY CLAIMS

               The Company's success depends in part on its ability to obtain patents, licenses and other intellectual property rights covering its products and manufacturing processes. To that end, the Company has in the past acquired certain patents and patent licenses and intends to continue to seek patents on its inventions and manufacturing processes in appropriate circumstances. The process of seeking patent protection can be long and expensive and there can be no assurance that patents will issue from currently pending or future applications or that existing patents or any new patents that may be issued will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company. The Company may be subject to or may initiate interference proceedings in the patent office, which can demand significant financial and management resources. As is typical in the semiconductor industry, the Company has from time to time received, and may in the future receive, communications alleging possible infringement of patents or other intellectual property rights of others. Based on industry practice, the Company believes that any necessary licenses or other rights are often obtainable on commercially reasonable terms, but no assurance can be given that licenses would be available or that litigation would not ensue. Litigation, which could result in substantial cost to and diversion of effort by the Company, may be necessary to enforce patents or other intellectual property rights of the Company or to defend the Company against claimed infringement of the rights of others. The failure to obtain necessary licenses or other rights or litigation could have a material adverse effect on the Company's operations.

ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATIONS

               Certain of the Company's foundry and assembly subcontractors are subject to a variety of government regulations related to the discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in their manufacturing process. The failure by the Company's subcontractors to comply with present or future environmental regulations could result in fines, suspension of production or cessation of operations. Such regulations could also require the subcontractors to acquire equipment or to incur substantial other expenses to comply with environmental regulations. If substantial additional expenses were incurred by the Company's subcontractors, product costs could significantly increase, thus materially adversely affecting the Company's results of operations. Additionally, the Company is subject to a variety of government regulations relating to its operations, such as environmental, labor and export control regulations. While the Company believes it has all permits necessary to conduct its business, the failure to comply with present or future regulations could result in fines being imposed on the Company or suspension or cessation of operations. Any failure by the Company or its subcontractors to control the use of, or adequately restrict the discharge of hazardous substances could subject it to future liabilities, and could have a material adverse effect on the Company.

ATTRACTION AND RETENTION OF KEY PERSONNEL

The Company's future success is dependent upon its ability to hire and retain qualified technical and management personnel, particularly highly skilled design engineers involved in new product development. The competition for such personnel is intense and there can be no assurance that the Company will be able to attract and retain skilled and experienced personnel in the future. Any failure to attract or retain such personnel could adversely affect the Company's future prospects and profitability. In June 1995, the Company's Chief Financial Officer resigned his position with the Company. The Company is currently in the process of recruiting a replacement for the Chief Financial Officer position.

TAX LOSS CARRYFORWARDS

               At September 30, 1994, the Company had net operating loss carryforwards of approximately $103,000,000 for federal tax purposes, which expire in 1998 through 2008. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior net operating loss carryforwards is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term tax-exempt rate. This offering is not expected to limit the Company's utilization of net operating loss carryforwards under Section 382. However, there can be no assurance that the Company will not issue additional shares to obtain necessary additional future financing or that certain of the Company's major stockholders will not sell all of their shares, in each case in a transaction that would trigger such
Section 382 limitation. In the event the Company achieves profitable operations and triggers the Section 382 limitation, any significant limitation on the utilization of net operating loss carryforwards would have the effect of increasing the Company's tax liability and reducing net income and available cash resources.

VOLATILITY OF STOCK PRICE

               The Company's Common Stock has experienced substantial price volatility and such volatility may occur in the future, particularly as a result of quarter to quarter variations in the actual or anticipated financial results of, or announcements by, the Company, its competitors and other companies in the semiconductor industry. In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price of many technology companies in particular and which have often been unrelated to the operating performance of these companies. Broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Common
Stock.

EFFECT OF ANTITAKEOVER PROVISIONS

               The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect to the market value of the Common Stock. Furthermore, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General
Corporation Law, which prohibits the Company from engaging in a ``business combination'' with an ``interested stockholder'' for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 also could have the effect of delaying or preventing a change of control of the Company. Certain other provisions of the Company's Certificate of Incorporation may have the affect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Company's Common Stock. See ``Description of Capital Stock.''

                                USE OF PROCEEDS

      To the extent the warrants are exercised for cash, the proceeds will be used for working capital and general corporate purposes. To the extent any convertible warrant is converted rather than exercised, the Company will receive no proceeds from the issuance of Shares pursuant to such warrant.


                              SELLING STOCKHOLDERS


      All of the Shares being offered by the Selling Stockholders are issuable to the Selling Stockholders pursuant to warrants to purchase Common Stock as described below.

SILICON VALLEY BANK

      A warrant exercisable for 150,000 Shares was issued to Silicon Valley Bank on August 2, 1991 in connection with a loan from Silicon Valley Bank to SEEQ. Such warrant is exercisable until August 1, 1996 and has an exercise price of $1.5625 per Share. A second warrant exercisable until August 1, 1995 for 100,000 Shares was issued to Silicon Valley Bank on March 19, 1992 in connection with another loan to the Company. The exercise price for that warrant is $3.125 per Share. Both warrants held by Silicon Valley Bank are convertible in whole or in part, at the option of Silicon Valley Bank, into Common Stock. In the event that Silicon Valley Bank chooses to convert its warrants rather than exercise them, the Company will not receive any proceeds from such warrants and Silicon Valley Bank will receive that number of shares of Common Stock determined by dividing (a) the aggregate fair market value of the Common Stock otherwise issuable upon exercise minus the aggregate exercise price for such Common Stock by (b) the fair market value of one share of Common Stock. The fair market value of a share of Common Stock would be the last sale price reported for the business day immediately before Silicon Valley Bank delivers a notice of exercise to the Company.

RODMAN & RENSHAW; GRUNTAL

      In connection with an offering of the Company's Common Stock in April 1993 in an offshore transaction pursuant to the exemption provided by Regulation S under the Securities Act, Rodman & Renshaw, Inc. ("Rodman") and Gruntal & Co., Incorporated ("Gruntal"), the placement agents for such offering, were each issued a warrant on April 27, 1993 exercisable for 72,231 Shares and 48,154 Shares respectively. Rodman's warrant was subsequently replaced with three separate warrants as follows: one warrant exercisable for 36,115 Shares issued to Rodman; one warrant exercisable for 18,058 Shares issued to Steven A. Rothstein, an employee of Rodman; and one warrant exercisable for 18,058 Shares issued to Louis Lichtenfeld, an employee of Rodman. The warrants held by Gruntal, Rodman, Steven A. Rothstein and Louis Lichtenfeld each expire on April 27, 1996 and have an exercise price of $1.25 per share.

SECURITY RESEARCH ASSOCIATES

      In connection with a public offering of the Company's Common Stock in July 1993, a warrant exercisable for 460,000 Shares was issued to Security Research Associates, Inc. ("Security Research"), the underwriter for such offering. This warrant was subsequently replaced with three separate warrants, as follows: one warrant exercisable for 92,000 Shares issued to Roger L. Batty, an employee of Security Research; one warrant exercisable for 92,000 Shares issued to Jay Hayes, an employee of Security Research; and one warrant exercisable for 276,000 Shares issued to Brian G. Swift, an employee of Security Research. Such warrants expire on July 31, 1998 and have an exercise price of $1.0625 per Share. These warrants are convertible, at the option of the warrant holder, into Common Stock. In the event that a holder chooses to convert its warrant rather than exercise them, the Company will not receive any proceeds from such warrant and the holder will receive that number of shares of Common Stock determined by dividing (a) the aggregate fair market value of the Common

Stock otherwise issuable upon exercise minus the aggregate exercise price for such Common Stock by (b) the fair market value of one share of Common Stock. The fair market value of a share of Common Stock would be the last sale price reported for the business day immediately before the holder delivers a notice of exercise to the Company.


                           SALE OF THE SHARES


               The Shares offered hereby are being offered directly by the Selling Stockholders. The Company will receive no proceeds from the sale of any of the Shares. However, the Company will receive the exercise price paid upon exercise of the warrants covering any Shares to be offered and sold pursuant to this Prospectus. The sale of the Shares may be effected by the Selling Stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at
negotiated prices.   The Selling Stockholders may effect such
transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

               At the time a particular offer of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the exact number of Shares being offered and the terms of the offering, including the name or names or any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

               In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

               The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be ``underwriters'' within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, as an underwriter or otherwise.

               Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

                          LEGAL MATTERS

               The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison, San Francisco, California. Certain attorneys of Brobeck, Phleger & Harrison beneficially own an aggregate of approximately 11,000 shares of the Company's Common Stock.

                             EXPERTS

               The consolidated financial statements (including schedules incorporated by reference) of SEEQ Technology Incorporated and its subsidiaries as of September 30, 1994 and 1993 and for each of the three years in the period ended September 30, 1994, incorporated by reference herein, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

                         830,385 SHARES

                  SEEQ TECHNOLOGY INCORPORATED

                          COMMON STOCK

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an itemized statement of various expenses in connection with the sale and distribution of the securities being registered other than underwriting discounts and commissions. All of the amounts shown are estimates except for the SEC registration fee.

         SEC registration fee . . . . . . . . . . . . . .  $ 1,048.00
         Legal fees and expenses. . . . . . . . . . . . .   25,000.00
         Accounting fees and expenses . . . . . . . . . .    5,000.00
         Miscellaneous. . . . . . . . . . . . . . . . . .    3,952.00
                                                           ----------

                  Total . . . . . . . . . . . . . . . . .  $35,000.00

         The Selling Stockholders will bear their own sales commissions and related sales expenses in connection with this offering. The Company will bear all other expenses listed above.


ITEM 15.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

                  Section 145 of the Delaware General Corporation Law permits a corporation to grant indemnification to directors, officers and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with the Securities Act of 1933, as amended. Pursuant to the Certificate of Incorporation and the Bylaws of the Company, directors and officers of the Company are indemnified to the full extent permitted by law. In addition, the Company has entered into indemnification agreements with its officers and directors that indemnify such officers and directors to the full extent permitted by law against all expenses (including attorneys' fees), judgments, fines or settlement amounts incurred or paid by them in any action or proceeding, including any action by or on behalf of the Company, on account of their service as an officer or director of the Company.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


ITEM 16.   EXHIBITS.

4.1 Certificate of Incorporation (incorporated by reference to the Company's Form 8-B filed on June 2,
                  1987).
4.2 Bylaws (Incorporated by reference to the Company's Form 8-B filed on June 2, 1987).

4.3               Warrant Purchase Agreement by and between the
                  Company and Silicon Valley Bank dated as of
                  March 19, 1992.
4.4               Warrant Purchase Agreement by and between the
                  Company and Silicon Valley Bank dated as of
                  August 2, 1991.
4.5               Form of Warrant to Purchase Common Stock by and
                  between the Company and Gruntal & Co. Incorporated,
                  Rodman & Renshaw, Inc., Steven A. Rothstein and
                  Louis Lichtenfeld dated as of February 1,
                  1994.
4.6               Form of Warrant to Purchase Common Stock by and
                  between the Company and Roger L. Batty, Jay Hayes
                  and Brian G. Swift dated as of August 4, 1993.
5.1*              Opinion of Brobeck, Phleger & Harrison.
23.1              Consent of Price Waterhouse LLP, independent
                  accountants.
23.2*             Consent of Brobeck, Phleger & Harrison (included in
                  the Opinion of Counsel filed as Exhibit 5.1 hereto).
24.1              Power of Attorney (See page II-3).

___________________________________
*  To be filed by amendment.


ITEM 17.   UNDERTAKINGS.

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the ``Calculation of Registration Fee'' table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fremont, California on this 28th day of June, 1995.

                             SEEQ TECHNOLOGY INCORPORATED


                             By /S/PHILLIP J SALSBURY

                                Phillip J. Salsbury
                                President and Chief Executive Officer





                        POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

                  That the undersigned officers and directors of SEEQ Technology Incorporated, a Delaware corporation, do hereby constitute and appoint Phillip J. Salsbury the lawful attorney and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

                  IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      SIGNATURE                  TITLE                    DATE


/S/ PHILLIP J. SALSBURY   President, Chief Executive    June 28, 1995
 (Phillip J. Salsbury)      Officer and Director
                        (Principal Executive, Financial
                           and Accounting Officer)

 /S/ ALAN V. GREGORY        Chairman of the             June 28, 1995
   (Alan V. Gregory)      Board of Directors


 /S/ CHARLES C. HARWOOD          Director               June 28, 1995
  (Charles C. Harwood)



_________________________        Director
    (Peter C. Chen)

                          SEEQ TECHNOLOGY INCORPORATED

                                INDEX TO EXHIBITS

EXHIBIT
NO.        EXHIBIT                                               PAGE

4.1 Certificate of Incorporation (incorporated by reference to the Company's Form 8-B filed on June 2, 1987).

4.2 Bylaws (Incorporated by reference to the Company's Form 8-B filed on June 2, 1987).

4.3 Warrant Purchase Agreement by and between the Company and Silicon Valley Bank dated as of March 19, 1992.

4.4 Warrant Purchase Agreement by and between the Company and Silicon Valley Bank dated as of March 19, 1992.

4.5 Form of Warrant to Purchase Common Stock by and between the Company and Gruntal & Co.
           Incorporated, Rodman & Renshaw, Inc., Steven A.
           Rothstein and Louis Lichtenfeld dated as of February 1, 1994.

4.6 Form of Warrant to Purchase Common Stock by and between the Company and Roger L. Batty, Jay
           Hayes and Brian G. Swift dated as of August 4,
           1993.

5.1*       Opinion of Brobeck, Phleger & Harrison.

23.1 Consent of Price Waterhouse LLP, independent accountants.

23.2* Consent of Brobeck, Phleger & Harrison (included in the Opinion of Counsel filed as Exhibit 5.1 hereto).

24.1       Power of Attorney (See page II-3).

_____________________________________
*  To be filed by amendment.